EXHIBIT 99.1

Vicon Names Eric Fullerton Chief Executive Officer and Director

Edgewood, NY: (September 11, 2014) - Vicon Industries, Inc. (NYSEMKT: VII) today announced that its Board of Directors has appointed Eric Fullerton, formerly Chief Sales and Marketing Officer of Milestone Systems A/S, to succeed Kenneth M. Darby as Chief Executive Officer and as a Director of Vicon.

In its search for a new CEO, the Board sought a candidate who could return Vicon to prominence in the video security and surveillance systems market and also integrate the businesses and operations of Vicon and IQinVision, Inc. following their recently completed merger.

“We had very specific criteria for our new CEO, and we were highly strategic about finding the right person - Eric is that person,” said Julian A. Tiedemann, a Vicon Director, “No one better understands the market intersection of video management software and HD/megapixel cameras, which he demonstrated during his 10 year tenure at Milestone Systems, the world’s leading provider of open platform IP video management software. Eric has a recognized ability to set strategy, lead teams and drive growth and innovation at the highest level. He is also a natural cultural fit for Vicon. This is a great development for our company.”

Following senior positions at netVigilance, Inc., Intel and Nokia, Fullerton joined Denmark based Milestone Systems A/S in 2004. During his tenure, the company grew from start-up to more than $70M in revenue and was named a Europe Fast 500 company.

“It is a great privilege to be asked to lead Vicon at this important juncture in the company’s history,” said Fullerton. “I see great opportunities ahead for us by combining IQinVision’s strong brand in HD/megapixel cameras with the long history that Vicon has in video management systems. I look forward to joining this great team.”

Today’s announcement concludes a transition process that began when Mr. Darby announced his decision to retire in February 2013.

“The Board has been working diligently to ensure we found a leader who could build on our long history and take full advantage of the extraordinary opportunities that lie ahead for Vicon,” said Arthur Roche, a Vicon Director. “On behalf of the Board, we thank Ken for his tireless leadership.”

In connection with Mr. Fullerton’s appointment as CEO, Vicon will issue to him an inducement award consisting of up to 600,000 shares of common stock. The shares will be issued in four equal amounts on each of the first four anniversaries of Mr. Fullerton’s employment, subject in each case to his continued employment with Vicon on such dates. However, 50,000 shares of the 150,000 shares allocated to the first year of Mr. Fullerton’s employment will be issued earlier upon the Vicon Board of Directors’ approval of a restructuring plan for Fiscal Year 2015, to be submitted by Mr. Fullerton to the Board within the first ninety days of his employment. The award was made outside of Vicon’s shareholder approved equity incentive plan and was unanimously approved by the independent directors of Vicon’s Board of Directors as an inducement material to Mr. Fullerton entering into employment with Vicon, pursuant to Section 711(a) of the NYSE MKT Company Guide.

ABOUT VICON

Vicon Industries, Inc. (NYSEMKT: VII) is an industry-leading designer, producer and marketer of video management systems and components and HD/megapixel cameras used for security, surveillance, safety and control purposes. With nearly 50 years in business, the company is unrivalled in experience developing video surveillance technologies. Vicon systems are employed worldwide in high-profile, enterprise-scale installations by a diverse range of customers, including governments, Fortune 500 companies, private and public institutions, and global transit and commerce hubs.